Exhibit 99.1

Contacts:

At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Allen & Caron
Chief Financial Officer	Edna Kaplan	Matt H. Clawson
(978) 654-7600 x 6645	(781) 639-1910	(949) 474-4300
vincenzol@cambridgeheart.com	kaplan@kogspr.com	matt@allencaron.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE AND NINE MONTHS

ENDED SEPTEMBER 30, 2010

Revenue up 21% sequentially over Q2 2010

Tewksbury, Mass., November 3, 2010 – Cambridge Heart, Inc. (OTCBB: CAMH), today reported results for the three and nine months ended September 30, 2010. Full financial statements and corresponding commentary can be found in the Company’s Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on November 15, 2010. The following financial and strategic milestones highlight the third quarter:

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Revenue – Sales for the third quarter were $793,000, an increase of 21% compared to $654,000 in the second quarter of 2010. The Company believes the recent reimbursement change in July 2010 contributed to the increase in revenue.

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Distribution Update – The MTWA Module was launched on September 21, 2010 through the Company’s distribution partner, Cardiac Science Corporation, Inc., which was in line with the launch plans. From the launch date through September 30th, the Company shipped an initial order of 10 MTWA modules to Cardiac Science.

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Clinical Update – The Company began enrolling patients in a second clinical site for its’ MTWA-CAD study, (the study is designed to determine if the Company’s MTWA testing can enhance current diagnostic methods for detecting ischemia in patients with underlying coronary artery disease). The MTWA-CAD trial is a pilot study expected to enroll up to 200 patients. The Company estimates that the enrollments will be completed by mid-2011.

Commenting on the results of the quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “In the third quarter, the commercial launch of the MTWA Module marked the key milestone of the new strategy we announced last year. We are very pleased with the initial level of activity in promoting and marketing the MTWA Module, and the cooperation between our respective sales and marketing teams. While it is too early to comment on the ultimate rate of adoption, we are encouraged by the activity level seen to date and the growth of the sales pipeline”.

In regards to the recently announced tender offer by Opto Circuits (India) Ltd. to acquire Cardiac Science Corporation, Haghighi-Mood added, “We believe that the outstanding brand recognition of Cardiac Science’s product lines, when combined with a larger global presence and greater financial strength is a positive development for our partnership.”

Financial Results for the Three and Nine Months ended September 30, 2010

Total revenue for the third quarter ended September 30, 2010 was $793,000, compared to total revenue of $798,000 reported during the same period of 2009. Sales continue to be adversely impacted by ongoing weakness in the sales of medical equipment in general, our limited scope of distribution, and the uncertainty around certain reductions in reimbursement.

Cost of sales for the third quarter of 2010 was $535,000, compared to $456,000 in the same period in 2009. Gross profit, as a percent of revenue, for the three months ended September 30, 2009 and 2010, was 43% and 33%, respectively. The decrease in gross profit compared to 2009 is due to start-up manufacturing costs in connection with the MTWA Module and more than average number of treadmills included in orders of the HearTwave II System. The reserve against inventory the Company established, which was based on the uncertainty that the Company will realize the full value of the existing inventory over the next 12 months, was unchanged. The inventory was built up in order to satisfy our contractual obligations under the former co-marketing agreement with St. Jude Medical.

Operating expenses for the third quarter of 2010 were $1,378,000, a decrease of $645,000, or 32%, compared to $2,023,000 in the third quarter of 2009. The decrease in operating expense is driven by lower selling, general and administrative expenses related to consultative and advisory activities, lower non-cash compensation due to the full vesting of certain previously issued stock option and restricted stock awards, and some reduction in headcount in 2010.

The operating loss for the third quarter of 2010 was $1,121,000, compared to an operating loss of $1,681,000 for the same period last year. Included in the operating loss for the third quarter of 2010 was $195,000 of non-cash stock-based compensation expense. The net loss for the quarter was $1,123,000 or $0.02 per share, compared to a net loss of $1,681,000, or $0.03 per share, in the comparable 2009 period.

For the nine months ended September 30, 2010, total revenue was $2,105,000, a decrease of $322,000, or 13%, compared to total revenue of $2,427,000 for the same period in 2009. Operating expenses for the nine-month period in 2010 were $4,567,000 compared to $6,641,000 in 2009. The operating loss for the nine month period ended September 30, 2010 of $3,938,000, which included a $124,000 inventory reserve charge, decreased $1,687,000 compared to an operating loss of $5,625,000, for the same period in the prior year. The operating loss for the nine-month period ended September 30, 2010 included $792,000 in non-cash stock based compensation expense compared to $1,507,000 for the nine-month period ended September 30, 2009. The net loss for the nine-month period ended September 30, 2010 was $3,946,000, or $0.06 per share, compared to a net loss of $5,616,000, or $0.09 per share, during 2009.

Cost of sales for the nine months ended September 30, 2010 was $1,476,000 (which includes a $124,000 charge to reserve for potentially excess inventory) compared to $1,411,000 in the same period in 2009. Gross margin as a percent of revenue for the nine months ended September 30, 2010 was 30% compared to 42% in 2009. This decrease in gross margin is primarily attributable to the $124,000 inventory reserve provision, recorded in the first six months ended June 30, 2010, in connection with inventory built up to satisfy our contractual obligations under the arrangement with St. Jude Medical, coupled with start-up manufacturing costs in connection with the MTWA Module and above average number of treadmills at no charge were included in orders of the HearTwave II System in the third quarter.

The Company ended the third quarter with unrestricted cash and cash equivalents of $1,516,000. The cash used by operations was $3,072,000 for the nine months ended September 30, 2010. The Company believes that the existing resources and currently projected financial results, which include sales of the MTWA Module and Micro-V Alternans Sensors to Cardiac Science, are sufficient to fund operations through December 31, 2010. The projections do not include the potential additional proceeds of up to $752,000, $0.107 per share, from the exercise of the previously unexercised Short-Term Warrants that were issued in connection with the Series D Private Placement, which expire on December 23, 2010. In the event the remaining outstanding Short-Term Warrants are exercised, the Company believes it would have sufficient resources to fund its operations through March 31, 2011.

The Company currently has a total of 102.7 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 16.9 million shares of common stock, bringing the fully diluted share count to 119.7 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations through December 31, 2010. Actual results may differ materially from those indicated by these forward-looking statements. Material deviations from our current operating plan, lower than expected sales to Cardiac Science and lower than expected sales of our HearTwave II System may cause or contribute to such differences. Other factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$798,345	$792,734	$2,426,957	$2,104,623

Cost of goods sold	455,968	535,135	1,411,469	1,475,674

Gross profit	$342,377	$257,599	$1,015,488	$628,949

Costs and expenses
Research and development	91,561	119,924	258,248	423,141
Selling, general and administrative	1,931,878	1,258,559	6,382,657	4,144,215

Total operating expenses	$2,023,439	$1,378,483	$6,640,905	$4,567,356

Loss from operations	$(1,681,062)	$(1,120,884)	$(5,625,417)	$(3,938,407)

Interest income	1,217	459	14,913	606
Interest expense	(1,596)	(2,640)	(5,197)	(7,752)

Net loss	$(1,681,441)	$(1,123,065)	$(5,615,701)	$(3,945,553)

Net loss per common share - basic and diluted	$(0.03)	$(0.02)	$(0.09)	$(0.06)

Weighted average shares outstanding - basic and diluted	64,602,186	69,705,559	64,563,033	70,448,030

Balance Sheet	December 31, 2009	September 30, 2010
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$3,159,468	$1,515,960
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	458,887	604,286
Inventory, net	1,152,620	783,503
Other prepaid assets	118,312	87,195

Total current assets	4,989,287	3,090,944

Fixed assets, net	239,970	204,134
Restricted cash, net current portion	400,000	300,000
Other assets	42,655	53,816

Total assets	$5,671,912	$3,648,894

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,500,431	$1,192,528
Current portion of capital lease obligation	13,571	4,660

Total current liabilities	1,514,002	1,197,188
Capital lease obligation, net of current portion	13,551	30,094

Total liabilities	1,527,553	1,227,282

Convertible preferred stock	12,870,613	12,870,613

Stockholders’ deficit
Common stock	64,905	75,970
Additional paid-in-capital	87,201,360	89,413,101
Accumulated deficit	(95,992,519)	(99,938,072)

Total stockholders’ deficit	(8,726,254)	(10,449,001)

Total liabilities and stockholders’ deficit	$5,671,912	$3,648,894